Exhibit 99.1
Innovation at the speed of life

Danaher Reports Third Quarter 2025 Results
WASHINGTON D.C., October 21, 2025 -- Danaher Corporation (NYSE: DHR) (the “Company”) today announced results for the quarter ended September 26, 2025.
Key Third Quarter 2025 Results
•Net earnings were $908 million, or $1.27 per diluted common share and non-GAAP adjusted diluted net earnings per common share were $1.89.
•Revenues increased 4.5% year-over-year to $6.1 billion and non-GAAP core revenue increased 3.0% year-over-year.
•Operating cash flow was $1.7 billion and non-GAAP free cash flow was $1.4 billion.
Rainer M. Blair, President and Chief Executive Officer, stated, “We are encouraged by our third quarter results. DBS-driven execution paired with continued momentum in our bioprocessing business and better-than-anticipated respiratory revenue at Cepheid enabled us to exceed our revenue, earnings and cash flow expectations.”
Mr. Blair continued, “We remain intensely focused on delivering value for our customers, associates, and shareholders. We’re investing in breakthrough innovation, enhancing our commercial execution, and driving meaningful productivity gains across our businesses. We believe these efforts will strengthen our long-term competitive position and help to solve some of the world’s most difficult healthcare challenges.”
Full Year 2025 Outlook
The Company does not reconcile Non-GAAP forecasted core sales growth and adjusted diluted net earnings per common share to their respective, comparable measure prepared in accordance with U.S. generally accepted accounting principles (GAAP) (except for estimated amortization of acquisition-related intangible assets of $1.7 billion for the year ending December 31, 2025 and the estimated impact of foreign currency on sales, which for the full year 2025 is estimated to increase sales by 1.0%, assuming the currency exchange rates in effect as of September 26, 2025) because the additional elements that would be reflected in any such GAAP measures (such as the impact of currency exchange rates on profitability, acquisitions, divested product lines, discrete tax adjustments, impairments, gains and losses on investments and the outcome of legal proceedings) are difficult to predict and estimate and are often dependent on future events that may be uncertain or outside of our control. The impact of these additional elements could be material to our results computed in accordance with GAAP.
For full year 2025, the Company is maintaining its full year adjusted diluted net earnings per common share guidance range of $7.70 to $7.80. This includes an expectation that non-GAAP core revenue will grow low-single digits year-over-year for the full year 2025.
Conference Call and Webcast Information
Danaher will discuss its third quarter results and financial guidance for the fourth quarter and full year 2025, including as applicable key assumptions with respect thereto, during its investor conference call today starting at 8:00 a.m. ET. The call and an accompanying slide presentation will be webcast on the “Investors” section of Danaher’s website, www.danaher.com, under the subheading “Events & Presentations.” A replay of the webcast will be available in the same section of Danaher’s website shortly after the conclusion of the presentation and will remain available until the next quarterly earnings call.
The conference call can be accessed by dialing 800-245-3047 within the U.S. or by dialing +1 203-518-9765 outside the U.S. a few minutes before the 8:00 a.m. ET start and telling the operator that you are dialing in for Danaher’s earnings conference call (Conference ID: DHRQ325). A replay of the conference call will be available shortly after the conclusion of the call and until November 4, 2025. You can access the replay dial-in information on the “Investors” section of Danaher’s website under the subheading “Events & Presentations.”
ABOUT DANAHER
Danaher is a leading global life sciences and diagnostics innovator, committed to accelerating the power of science and technology to improve human health. Our businesses partner closely with customers to solve many of the most important health challenges impacting patients around the world. Danaher's advanced science and technology - and proven ability to innovate - help enable faster, more accurate diagnoses and help reduce the time and cost needed to sustainably discover, develop and deliver life-changing therapies. Focused on scientific excellence, innovation and continuous improvement, our approximately 63,000 associates worldwide help ensure that Danaher is improving quality of life for billions of people today, while setting the foundation for a healthier, more sustainable tomorrow. Explore more at www.danaher.com.

NON-GAAP MEASURES AND SUPPLEMENTAL MATERIALS
In addition to the financial measures prepared in accordance with GAAP, this earnings release also contains non-GAAP financial measures. Calculations of these measures, explanations of what these measures represent and the reasons why we believe these measures provide useful information to investors, a reconciliation of these measures to the most directly comparable GAAP measures, where applicable, and other information relating to these non-GAAP measures are included in the supplemental reconciliation schedule attached.
In addition, our Quarterly Report on Form 10-Q for the third quarter of 2025, this earnings release, the slide presentation accompanying the related earnings call, non-GAAP reconciliations and a note containing details of historical and anticipated, future financial performance have been posted to the “Investors” section of Danaher’s website (www.danaher.com).
FORWARD-LOOKING STATEMENTS
Statements in this release that are not strictly historical, including the statements regarding the Company’s anticipated financial results for the fourth quarter and full year 2025, Danaher’s long-term competitive positioning, and any other statements regarding events or developments that we believe or anticipate will or may occur in the future are "forward-looking" statements within the meaning of the federal securities laws. There are a number of important factors that could cause actual results, developments and business decisions to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include, among other things: the impact of tariffs and related actions implemented by the U.S. and other countries, the impact of our debt obligations on our operations and liquidity, deterioration of or instability in the global economy, the markets we serve and the financial markets, uncertainties with respect to the development, deployment, and use of artificial intelligence in our business and products, the impact of global health crises, uncertainties relating to national laws or policies, including laws or policies to protect or promote domestic interests and/or address foreign competition, contractions or growth rates and cyclicality of markets we serve, competition, our ability to develop and successfully market new products and technologies and expand into new markets, the potential for improper conduct by our employees, agents or business partners, our compliance with applicable laws and regulations (including rules relating to off-label marketing and other regulations relating to medical devices and the healthcare industry), the results of our clinical trials and perceptions thereof, our ability to effectively address cost reductions and other changes in the healthcare industry, our ability to successfully identify and consummate appropriate acquisitions and strategic investments, our ability to integrate the businesses we acquire and achieve the anticipated growth, synergies and other benefits of such acquisitions, contingent liabilities and other risks relating to acquisitions, investments, strategic relationships and divestitures (including tax-related and other contingent liabilities relating to past and future IPOs, split-offs or spin-offs), security breaches or other disruptions of our information technology systems or violations of data privacy laws, the impact of our restructuring activities on our ability to grow, risks relating to potential impairment of goodwill and other intangible assets, currency exchange rates, tax audits and changes in our tax rate and income tax liabilities, changes in tax laws applicable to multinational companies, litigation, regulatory proceedings and other contingent liabilities including intellectual property and environmental, health and safety matters, the rights of the United States government with respect to our production capacity in times of national emergency or with respect to intellectual property/production capacity developed using government funding, risks relating to product, service or software defects, product liability and recalls, risks relating to our manufacturing operations, the impact of climate change, legal or regulatory measures to address climate change and other sustainability topics and our ability to address regulatory requirements or stakeholder expectations relating to climate change and other sustainability topics, risks relating to fluctuations in the cost and availability of the supplies we use (including commodities) and labor we need for our operations, our relationships with and the performance of our channel partners, uncertainties relating to collaboration arrangements with third-parties, the impact of deregulation on demand for our products and services, labor matters and our ability to recruit, retain and motivate talented employees, U.S. and non-U.S. economic, political, geopolitical, legal, compliance, social and business factors (including the impact of elections, regulatory changes or uncertainty, government shutdowns and military conflicts), disruptions and other impacts relating to man-made and natural disasters, inflation and the impact of our By-law exclusive forum provisions. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our 2024 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the third quarter of 2025. These forward-looking statements speak only as of the date of this release and except to the extent required by applicable law, the Company does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise.
CONTACT
John T. Bedford, Vice President, Investor Relations, investor.relations@danaher.com
Danaher Corporation, 2200 Pennsylvania Avenue, N.W., Suite 800W, Washington, D.C. 20037,
Telephone: (202) 828-0850, Fax: (202) 828-0860

DANAHER CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
($ and shares in millions, except per share amounts)
(unaudited)

	Three-Month Period Ended		Nine-Month Period Ended
	September 26, 2025	September 27, 2024	September 26, 2025		September 27, 2024
Sales	$6,053	$5,798	$17,730		$17,337
Cost of sales	(2,530)	(2,397)	(7,173)		(7,021)
Gross profit	3,523	3,401	10,557		10,316
Operating costs:
Selling, general and administrative expenses	(1,991)	(2,060)	(6,209)		(5,736)
Research and development expenses	(378)	(383)	(1,160)		(1,142)
Operating profit	1,154	958	3,188		3,438
Nonoperating income (expense):
Other income (expense), net	(14)	102	(135)		7
Interest expense	(67)	(87)	(210)		(217)
Interest income	3	4	17		103
Earnings before income taxes	1,076	977	2,860		3,331
Income taxes	(168)	(159)	(443)		(518)
Net earnings	$908	$818	$2,417		$2,813
Net earnings per common share:
Basic	$1.28	$1.13	$3.38	(a)	$3.83
Diluted	$1.27	$1.12	$3.37	(a)	$3.80	(a)
Average common stock and common equivalent shares outstanding:
Basic	710.7	723.0	714.5		733.8
Diluted	713.7	729.4	717.9		740.1
(a) Net earnings per common share amounts for the relevant three-month periods do not add to the nine-month period amount due to rounding.
This information is presented for reference only. A complete copy of Danaher’s Form 10-Q financial statements is available on the Company’s website (www.danaher.com).

DANAHER CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
Diluted Net Earnings Per Common Share and Adjusted Diluted Net Earnings Per Common Share

	Three-Month Period Ended		Nine-Month Period Ended
	September 26, 2025	September 27, 2024	September 26, 2025	September 27, 2024
Diluted Net Earnings Per Common Share (GAAP)	$1.27	$1.12	$3.37	$3.80
Amortization of acquisition-related intangible assetsA	0.61	0.57	1.77	1.65
Fair value net (gains) losses on investmentsB	0.02	(0.14)	0.21	(0.01)
ImpairmentsC	0.14	0.30	0.76	0.30
Gain on a product line dispositionD	—	—	(0.01)	—
Acquisition-related itemsE	—	—	—	0.03
Tax effect of the above adjustmentsF	(0.15)	(0.14)	(0.54)	(0.37)
Discrete tax adjustmentsG	—	—	0.02	(0.06)
Rounding	—	—	(0.01)	—
Adjusted Diluted Net Earnings Per Common Share (Non-GAAP)	$1.89	$1.71	$5.57	$5.34

Notes to Reconciliation of GAAP to Non-GAAP Financial Measures
A    Amortization of acquisition-related intangible assets in the following historical periods ($ in millions) (only the pretax amounts set forth below are reflected in the amortization line item above):

	Three-Month Period Ended		Nine-Month Period Ended
	September 26, 2025	September 27, 2024	September 26, 2025	September 27, 2024
Pretax	$433	$414	$1,269	$1,223
After-tax	359	341	1,053	1,008
B    Net (gains) losses on the Company's equity and limited partnership investments recorded in the following historical periods ($ in millions) (only the pretax amounts set forth below are reflected in the fair value net (gains) losses on investments line above):

	Three-Month Period Ended		Nine-Month Period Ended
	September 26, 2025	September 27, 2024	September 26, 2025	September 27, 2024
Pretax	$15	$(103)	$149	$(7)
After-tax	12	(82)	113	(9)
C    Impairment charges related to technology and other intangible assets in the Biotechnology segment recorded in both the three and nine-month periods ended September 26, 2025 ($86 million pretax as reported in this line item, $58 million after-tax), a trade name in the Diagnostics segment recorded in both the three and nine-month periods ended September 26, 2025 ($15 million pretax as reported in this line item, $12 million after-tax), a trade name in the Life Sciences segment recorded in the nine-month period ended September 26, 2025 ($432 million pretax as reported in this line item, $328 million after-tax), a facility in the Biotechnology segment recorded in the nine-month period ended September 26, 2025 ($15 million pretax as reported in this line item, $11 million after-tax) and a trade name in the Life Sciences segment recorded in both the three and nine-month periods ended September 27, 2024 ($222 million pretax as recorded in this line item, $169 million after-tax).
D    Gain on a product line disposition in the nine-month period ended September 26, 2025 ($9 million pretax as reported in this line item, $7 million after-tax).
E    Costs incurred for the fair value adjustment to inventory related to the acquisition of Abcam plc for the nine-month period ended September 27, 2024 ($25 million pretax as reported in this line item, $19 million after-tax).

DANAHER CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(continued)
F    This line item reflects the aggregate tax effect of all nontax adjustments reflected in the preceding line items of the table. In addition, the footnotes above indicate the after-tax amount of each individual adjustment item. Danaher estimates the tax effect of each adjustment item by applying Danaher’s overall estimated effective tax rate to the pretax amount, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.
G    There were no net discrete tax adjustments for the three-month period ended September 26, 2025, as a valuation allowance recorded on certain foreign operating losses was offset by benefits from the remeasurement of deferred taxes in a jurisdiction which enacted a tax rate change. Discrete tax adjustments and other tax-related adjustments for the nine-month period ended September 26, 2025, include the impact of net discrete tax charges of $12 million related primarily to a valuation allowance recorded on certain foreign operating losses and changes in uncertain tax positions, partially offset by the remeasurement of deferred taxes in a jurisdiction which enacted a tax rate change and the release of reserves for uncertain tax positions due to the expiration of statutes of limitations. There were no net discrete tax adjustments and other tax-related adjustments for the three-month period ended September 27, 2024 as excess tax benefits from stock-based compensation were offset by other discrete tax charges. Discrete tax adjustments and other tax-related adjustments for the nine-month period ended September 27, 2024, include net discrete tax benefits of $45 million related primarily to excess tax benefits from stock-based compensation, release of reserves for uncertain tax positions due to the expiration of statutes of limitations and changes in estimates associated with prior period uncertain tax positions.

Sales Growth (Decline) by Segment and Core Sales Growth (Decline) by Segment

	% Change Three-Month Period Ended September 26, 2025 vs. Comparable 2024 Period
		Segments
	Total Company	Biotechnology	Life Sciences	Diagnostics
Total sales growth (GAAP)	4.5%	9.0%	0.5%	4.0%
Impact of:
Divestitures	—%	—%	—%	0.5%
Currency exchange rates	(1.5)%	(2.5)%	(1.5)%	(1.0)%
Core sales growth (decline) (non-GAAP)	3.0%	6.5%	(1.0)%	3.5%

	% Change Nine-Month Period Ended September 26, 2025 vs. Comparable 2024 Period
		Segments
	Total Company	Biotechnology	Life Sciences	Diagnostics
Total sales growth (decline) (GAAP)	2.5%	7.5%	(1.0)%	1.0%
Impact of:
Acquisitions/divestitures	—%	—%	(1.0)%	0.5%
Currency exchange rates	(1.0)%	(1.0)%	(0.5)%	—%
Core sales growth (decline) (non-GAAP)	1.5%	6.5%	(2.5)%	1.5%

DANAHER CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(continued)
Forecasted Core Sales Growth by Segment and Adjusted Diluted Net Earnings Per Common Share

	% Change Three-Month Period Ending December 31, 2025 vs. Comparable 2024 Period	% Change Year Ending December 31, 2025 vs. Comparable 2024 Period
Biotechnology	~+5%
Life Sciences	-Low-single digit
Diagnostics	Flat
Core sales growth (non-GAAP)	+Low-single digit	+Low-single digit

Year Ending December 31, 2025
Adjusted diluted net earnings per common share (non-GAAP)	$7.70 - $7.80

Supplemental Forward-Looking Information
($ in millions)

Three-Month Period Ending December 31, 2025
Impact of currency exchange rates on salesH	~+2.5%
Corporate expenseI	~$(85)
Interest expense, netJ	~$(50)
Effective tax rate	~17.0%
H    Impact of currency exchange rates on sales for the fourth quarter 2025 is estimated to increase sales by 2.5%, assuming the currency exchange rates in effect as of September 26, 2025.
I Corporate expense represents the operating profit (GAAP) for the Other segment, which consists of unallocated corporate costs and other costs not considered part of management’s evaluation of reportable segment operating performance.
J    Interest expense, net is defined as interest expense net of interest income. This line item is an assumption rather than a forecast. The estimated interest expense, net is calculated assuming the currency exchange rates in effect as of September 26, 2025 are to prevail throughout the remainder of the period indicated and no change in the amount of commercial paper outstanding.

Cash Flow and Free Cash Flow
($ in millions)

	Three-Month Period Ended
	September 26, 2025	September 27, 2024
Total Cash Flow:
Net cash provided by operating activities (GAAP)	$1,662	$1,513
Total cash used in investing activities (GAAP)	$(312)	$(606)
Total cash used in financing activities (GAAP)	$(2,781)	$(845)

Free Cash Flow:
Net cash provided by operating activities (GAAP)	$1,662	$1,513
Less: payments for additions to property, plant & equipment (capital expenditures) (GAAP)	(292)	(298)
Plus: proceeds from sales of property, plant & equipment (capital disposals) (GAAP)	—	11
Free cash flow (non-GAAP)	$1,370	$1,226
We define free cash flow as operating cash flows, less payments for additions to property, plant and equipment (“capital expenditures”) plus the proceeds from sales of plant, property and equipment (“capital disposals”).

Statement Regarding Non-GAAP Measures
Each of the non-GAAP measures set forth above should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.  Management believes that these measures provide useful information to investors by offering additional ways of viewing Danaher Corporation’s (“Danaher” or the “Company”) results that, when reconciled to the corresponding GAAP measure, help our investors:
•with respect to Adjusted Diluted Net Earnings Per Common Share, understand the long-term profitability trends of our business and compare our profitability to prior and future periods and to our peers;
•with respect to core sales, identify underlying growth trends in our business and compare our sales performance with prior and future periods and to our peers; and
•with respect to free cash flow (the “FCF Measure”), understand Danaher’s ability to generate cash without external financings, strengthen its balance sheet, invest in its business and grow its business through acquisitions and other strategic opportunities (although a limitation of free cash flow is that it does not take into account the Company’s debt service requirements and other non-discretionary expenditures, and as a result the entire free cash flow amount is not necessarily available for discretionary expenditures).
Management uses the non-GAAP measures referenced above to measure the Company’s operating and financial performance, and uses core sales and non-GAAP measures similar to Adjusted Diluted Net Earnings Per Common Share and the FCF Measure in the Company’s executive compensation program.
The items excluded from the non-GAAP measures set forth above have been excluded for the following reasons:
•With respect to Adjusted Diluted Net Earnings Per Common Share:
◦Amortization of Intangible Assets: We exclude the amortization of acquisition-related intangible assets because the amount and timing of such charges are significantly impacted by the timing, size, number and nature of the acquisitions we consummate. While we have a history of significant acquisition activity we do not acquire businesses on a predictable cycle, and the amount of an acquisition’s purchase price allocated to intangible assets and the related amortization term are unique to each acquisition and can vary significantly from acquisition to acquisition. Exclusion of this amortization expense facilitates more consistent comparisons of operating results over time between our newly acquired and long-held businesses, and with both acquisitive and non-acquisitive peer companies. We believe however that it is important for investors to understand that such intangible assets contribute to sales generation and that intangible asset amortization related to past acquisitions will recur in future periods until such intangible assets have been fully amortized.
◦Restructuring Charges: We exclude costs incurred pursuant to discrete restructuring plans that are fundamentally different (in terms of the size, strategic nature and planning requirements, as well as the inconsistent frequency, of such plans) from the ongoing productivity improvements that result from application of the Danaher Business System. Because these restructuring plans are incremental to the core activities that arise in the ordinary course of our business and we believe are not indicative of Danaher’s ongoing operating costs in a given period, we exclude these costs to facilitate a more consistent comparison of operating results over time.
◦Other Adjustments: With respect to the other items excluded from Adjusted Diluted Net Earnings Per Common Share, we exclude these items because they are of a nature and/or size that occur with inconsistent frequency, occur for reasons that may be unrelated to Danaher's commercial performance during the period and/or we believe that such items may obscure underlying business trends and make comparisons of long-term performance difficult.
•With respect to core sales, (1) we exclude the impact of currency translation because it is not under management’s control, is subject to volatility and can obscure underlying business trends, and (2) we exclude the effect of acquisitions and divested product lines because the timing, size, number and nature of such transactions can vary significantly from period-to-period and between us and our peers, which we believe may obscure underlying business trends and make comparisons of long-term performance difficult.
•With respect to the FCF Measure, we deduct payments for additions to property, plant and equipment (net of the proceeds from capital disposals) to demonstrate the amount of operating cash flow for the period that remains after accounting for the Company’s capital expenditure requirements.